Exhibit 10.30

Irik P. Sevin
c/o Vinson & Elkins
866 Fifth Avenue, 26th Floor
New York, NY 10103

July 18, 2006

Mr. Thomas J. Edelman
Chairman
BioFuel Energy, LLC
667 Madison Avenue – 4th Floor
New York, NY 10021

Re: Resignation and Retainer

Dear Tom,

This letter will confirm our discussions of recent weeks relating to my ongoing role at and work with BioFuel Energy, LLC (the “Company”). As you know, the Company’s decision to pursue a public offering in the very short term and to locate its headquarters in Denver, has made it difficult for me to see how I can contribute fully to BioFuel’s future while undertaking and fulfilling certain other responsibilities you are aware of. As a result, I do not believe it is practical for me to continue in my role as Managing Director-Corporate Development. However, as we have agreed, I would be delighted to assist the Company in the transition and for some period thereafter. Specifically, I will assist you for the next six weeks (excluding the vacation period I told you about) as you and the Company begin to prepare for a public offering. Starting on September 1st, I would then be pleased, as you requested, to provide general advisory services for a period of eighteen months. I would undertake both assignments for the monthly retainer you proposed of $20,000 a month.

While it is understood that after September 1st I will not be required to undertake any material tasks, I will seek to furnish you and the Company assistance you may request to the extent I am available.

If the foregoing is acceptable to you and the Board, I am prepared to and hereby resign effective immediately. My resignation is offered with the understanding that it will have no effect my rights or my obligations under the Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC dated April 28, 2006. Instead, it will simply terminate my Executive Employment Agreement dated April 28, 2006 except as follows:

i)	The Company and I will promptly execute a Release in the form provided in Exhibit A of the Executive Employment Agreement;

ii)
Section 7, relating to Nondisclosure, and Section 8, relating to the Non Compete and Nonsolicitation, will remain in effect. However, I propose that we amend the Non Compete to the extent that, should I become aware of opportunities relating to ethanol which I believe may be attractive, I commit to show them to BioFuel with the understanding that, should the Company determine it is not interested, I would be free to pursue such opportunities on my own;

iii)	Section 10, relating to Indemnification, would survive.

It has been a real pleasure being a co-founder of BioFuel and I have enjoyed enormously the opportunity to work with you and our fellow principals on its formation. I hope we will find numerous opportunities to work together in the years ahead. If the above properly reflects our understandings, please so indicate by countersigning this letter in the space provided below and this resignation and retainer shall become binding on both of us.

Sincerely yours,

/s/ Irik P. Sevin
Irik P. Sevin

Agreed and accepted as
of the day first written above:

BioFuel Energy, LLC

By:	/s/ Thomas J. Edelman
Thomas J. Edelman Chairman

EXHIBIT A1

1. Release

(a) General Release. As a material inducement for the Company to enter this Agreement, Executive does hereby agree to release and forever discharge the Company and all of their respective current and former affiliates, subsidiaries, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, managers, members, stockholders, employees and heirs (hereinafter referred to “Releasees”) from any and all claims, complaints, liabilities or obligations of any kind whatsoever, whether known or unknown, arising in tort or contract, which Executive may have, now has, or has ever had arising from Executive’s employment with the Company or any predecessor or the termination of that employment, or any other matter or event which may have occurred as of the date of this Agreement (“Released Claims”) Executive understands and agrees that the Released Claims include, but are not limited to, any and all claims, complaints, liabilities or obligations under applicable federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (“ADEA”), and the Older Worker Benefit Protection Act (“OWBPA”).

(b) Waiver of Right to Bring Released Claims. Executive further agrees not to bring any Released Claims against the Releasees, either individually or collectively; provided however, that Executive may file a lawsuit to challenge the validity of the release of his ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA. Nothing in this Paragraph 1(b) shall interfere with Executive’s right to file a charge with, or cooperate or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or other federal or state regulatory or law enforcement agency. However, the consideration provided to Executive in this Agreement shall be the sole relief provided for the Released Claims and Executive will not be entitled to recover and Executive agrees to waive any monetary benefits or recovery against the Releasees in connection with any such charge or proceeding without regard to who has brought such charge or proceeding.

(c) Costs of Enforcement. Executive agrees that if Executive breaches this Agreement and brings a Released Claim against any of the Releasees or otherwise breaches this Agreement, Executive shall be liable for any and all expenses incurred by the person or entity who has to defend the action, including reasonable attorney’s fees; provided however, that this Paragraph 1(c) shall not apply to charges filed by Executive with the EEOC or other federal or state regulatory or law enforcement agency or to claims initiated by Executive to challenge the validity of the release of ADEA claims

1 For purposes of clarity, the contents of this Exhibit A will not be effected by whether the Company, at the relevant time, is privately-held or publicly-traded.

under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA.

(d) Equity Interests and Severance Payments. It is understood by the parties that this Agreement does not require Executive to (i) forfeit any equity securities issued by the Company that are held by Executive, (ii) release any rights to receive distributions, or voting rights, under the limited liability company agreement of the Company to the extent that any such rights are held by Executive and result from Executive’s ownership of equity securities issued by the Company, (iii) release any rights that Executive may have, under the second sentence of Section 5(a) of the Executive Employment Agreement, made and entered into as of the____ day of April, 2006 (the “Employment Agreement”) by and between the Company and the Executive, as may be amended from time to time, or (iv) release any rights Executive has to indemnification pursuant to Section 10 of the Employment Agreement or otherwise.

(e) Non-Disparagement. Executive agrees that Executive shall not make any disparaging, derogatory or detrimental comments about the Company or any of its affiliates or any of their directors, officers, employees, partners, members, managers or shareholders, or any investor or other person or entity having a business relationship with the Company Executive also acknowledges that the terms of this Exhibit A and the other Severance and Release Documents (as defined in the Employment Agreement) constitute Confidential Information (as defined in the Employment Agreement).

This Release has been executed below July 19, 2006 pursuant to the Resignation and Retainer Agreement between Irik P. Sevin and BioFuel Energy, LLC.

BioFuel Energy, LLC

By:	/s/ Thomas J. Edelman	/s/ Irik P. Sevin
	Thomas J. Edelman Chairman	Irik P. Sevin